AGREEMENT


                  AGREEMENT, dated as of May 7, 1999 (this "Agreement"), by and among C. Robert Coates ("Mr. Coates") and Management Insights, Inc. (collectively, the "Coates Group"); and Inprise Corporation, a Delaware corporation (the "Company").

                  In consideration of the mutual agreements set forth herein, intending to be legally bound hereby, the Company and the Coates Group agree as follows:

                  1.    Board Composition; Related Matters.

                           (a) The Company and the Coates Group agree that there
shall be three nominees standing for election at the Company's 1999 Annual Meeting of Stockholders (the "1999 Annual Meeting") to serve on the Company's classified Board of Directors (the "Board") for a three-year term. Such three nominees shall be Stephen J. Lewis and George Hara, both of whom currently serve on the Board, and C. Robert Coates. Messrs. Lewis, Hara and Coates are referred to herein as the "1999 Nominees". Prior to the 1999 Annual Meeting, the Board shall have taken all necessary action to increase its size so that all of the 1999 Nominees may be elected as directors.

                           (b)  The  members  of  the  Coates  Group  and  their
respective Affiliates and Associates (as such terms are hereinafter defined), and the Company shall publicly support and recommend that the Company's stockholders vote for the election of each of the 1999 Nominees at the 1999 Annual Meeting and for each of the other matters being presented by the Board for a vote of stockholders at the 1999 Annual Meeting. The members of the Coates Group shall vote, and shall cause their respective Affiliates and Associates to vote, all shares of the Voting Securities (as hereinafter defined) which they are entitled to vote at the 1999 Annual Meeting in favor of the election of each of the 1999 Nominees and in favor of each of the other matters being presented by the Board for a vote of stockholders at the 1999 Annual Meeting.

                           (c)  The  members  of  the  Coates  Group  and  their
respective Affiliates and Associates shall publicly support and recommend that the Company's shareholders vote for the election of each of the persons nominated by the Board to stand for election as directors at the Company's 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting"), and the members of the Coates Group shall vote, and shall cause their respective Affiliates and Associates to vote, all shares of the Voting Securities which they are entitled to vote at the 2000 Annual Meeting in favor of the election of each of the persons nominated by the Board to stand for election as directors at the 2000 Annual Meeting.

                           (d) Management  Insights,  Inc. and the other members
of the Coates Group confirm the withdrawal of a stockholder proposal submitted to the Company by Management Insights, Inc. pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the 1999 Annual Meeting.


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                  2.  Covenants  of the Coates  Group.  (a) Except as  otherwise ex-pressly provided in Section 1 hereof, each member of the Coates Group, jointly and severally, agrees that during the period commencing on the date hereof and ending on the day following the certification of the results of the votes taken at the 2000 Annual Meeting, without the prior written consent of the Board specifically ex-pressed in a resolution adopted by a majority of the members of the Board other than Mr. Coates, they will not, and will cause their respective Affiliates and Associates not to, directly or indirectly:

                                     (i) make, engage, or in any way participate
                  in any "solicitation" (as such term is used in the proxy rules of the Securities and Exchange Commission (the "SEC")) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities, initiate, propose or otherwise "so-licit" (as such term is used in the proxy rules of the SEC) stockholders of the Company for the approval of stockholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, induce or attempt to induce any other Person to initiate any such stockholder proposal, or otherwise communicate with the Company's stockholders or others pursuant to Rule 14a-1 (1)(2)(iv) under the Exchange Act;

                                     (ii) form,  join or in any way  participate
                  in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities, other than a group consisting solely of the members of the Coates Group as identified herein;
                                     (iii) deposit any Voting  Securities in any
                  voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities;

                                    (iv) otherwise act, alone or in concert with
                  others, to control or seek to control or influence or seek to influence the man-agement, the Board or policies of the Company;

                                    (v) seek,  alone or in concert  with others,
                  representa-tion on the Board or the removal of any member of the Board;

                                    (vi) make any publicly disclosed proposal or
                  enter into any discussion regarding any of the forgoing, or make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or make or disclose any request to waive or terminate any provision of this Agreement; or

                                    (vii) take or cause or induce others to take
                  any action inconsistent with any of the foregoing.

                           (b)  Nothing  contained  in  paragraph  (a)  of  this
Section 2 shall be deemed in any way to prohibit or limit Mr. Coates during the term of his service as a director of the Company from engaging in any lawful acts in his fiduciary capacity as a director of the Company.

                  3. Representations and Warranties of the Coates Group. Each of the members of the Coates Group, jointly and severally, represents and warrants to the Company as follows:

                           (a) Each member of the Coates Group has the power and
authority to execute, deliver and carry out the terms and provisions of this Agree-ment and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                           (b)  This   Agreement   has  been  duly  and  validly
authorized, executed and delivered by each member of the Coates Group and constitutes a valid and binding obligation of each member of the Coates Group, enforceable in accor-dance with its terms.

                  4. Representations and Warranties of the Company. The Company hereby represents and warrants to the members of the Coates Group as follows:

                           (a) The Company has the corporate power and authority
to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                           (b)  This   Agreement   has  been  duly  and  validly
authorized, executed and delivered by the Company and constitutes a valid and binding obliga-tion of the Company, enforceable in accordance with its terms.

                  5. Expenses. All fees and expenses incurred by the Company or the Coates Group in connection with this Agreement or related matters will be borne by such party.

                  6. Specific Performance. Each of the members of the Coates Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be compensable in damages. It is accordingly agreed that each party hereto (the "Moving Party") shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

                  7. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  8. Certain Definitions. As used in this Agreement, (a) the term "Person" shall mean any individual, partnership, corporation, group, syndicate, trust, government or agency thereof, or any other association or entity; (b) the terms "Affiliates" and "Associates" shall have the meanings set forth in Rule 12b-2 under the Exchange Act and shall include persons who become Affiliates or Associates of any Person subsequent to the date hereof; and (c) the term "Voting Securities" shall mean the Company's Common Stock, the Company's Series B Convertible Preferred Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

                  9. Successors and Assigns. All the terms and provisions of this Agreement shall inure to the benefit of and shall be enforceable by the successors and assigns of the parties hereto.

                  10. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or under-takings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective succes-sors or assigns.

                  11. Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpreta-tion of this Agreement.

                  12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy or telex, or by mail (registered or certified, postage prepaid, return receipt requested) to the respective parties as follows:

                  If to the Company:
                           Inprise Corporation
                           100 Enterprise Way
                           Scotts Valley, California  95066
                           Attention:  JoAnne M. Butler, Esq.,
                                          Vice President, General
                                          Counsel and Secretary
                           Facsimile:  (831) 431-4643
                  with a copy to:
                           Gray, Cary, Ware, Freidenrich LLP
                           400 Hamilton Avenue
                           Palo Alto, California  94301
                           Attention: Peter M. Astiz, Esq.
                           Facsimile:  (650) 328-3699

                  with an additional copy to:
                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York  10022
                           Attention:  Richard J. Grossman, Esq.
                           Facsimile:  (212) 735-2000

                  If to the Coates Group:
                           Mr. C. Robert Coates
                           14755 Preston Road
                           Suite 525
                           Dallas, Texas  75240
                           Facsimile:  (972) 755-2080

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to the conflict of laws principles thereof, and each of the parties hereto agree that any action or proceeding relating to or arising out of this Agreement shall be adjudicated in the courts of California.

                  14.   Counterparts.   This   Agreement   may  be  executed  in
counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

                  15. Severability. If any provision of this Agreement shall be deemed or declared to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this Agreement.

                  16. Coates Group Representative. Management Insights, Inc. hereby irrevocably appoints Mr. Coates as its attorney-in-fact and representative (the "Representative"), in its place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connec-tion with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as binding on each member of the Coates Group, upon any action taken by the Representative or upon any document, notice, instruction or other writing given or executed by the Representative.

                  IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned parties has executed or caused this Agreement to be exe-cuted as of the date first above written.

                                      INPRISE CORPORATION



                                      By: /s/ JoAnne M. Butler
                                          -----------------------------
                                          Name:  JoAnne M. Butler
                                          Title: Vice President, General Counsel
                                                   and Secretary



                                          /s/ C. Robert Coates
                                          ----------------------------
                                          C. Robert Coates


                                      MANAGEMENT INSIGHTS, INC.



                                      By: /s/ C. Robert Coates
                                          ----------------------------
                                          Name:  C. Robert Coates
                                          Title: Chairman of the Board and Chief
                                                     Executive Officer